1. Name and Address of Reporting Person
   Heisler, Jr., Robert B.
   76 South Main Street
   Akron, OH 44308
   USA
2. Issuer Name and Ticker or Trading Symbol
   FirstEnergy Corp. (FE)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   03/03/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $31.69                                                    01/01/2011 Common                      5096    D
Options                                                                          Stock
(Right to
buy)
Stock       $31.7438                                                  01/01/2009 Common                      5110    D
Options                                                                          Stock
(Right to
buy)
Phantom     1        03/03/2         J <F2> V        10431                       Common  10431.69 $0.0000    0       I       By Key
Stock Units          003                             .6999                       Stock   99                                  Trust
Phantom     1 <F3>   03/03/2         J <F2> V  10431        <F4>       <F4>      Common  10431.69 $0.0000            I       By
Stock Units          003                       .6999                             Stock   99                                  State
                                                                                                                             Street
Phantom     1 <F3>   03/03/2 03/03/2 A         178          <F4>       <F4>      Common  178      $29.6900   10735.9 I       By
Stock Units          003     003                                                 Stock                       51 <F1>         State
                                                                                                                             Street

Explanation of Responses:

<F1>
Represents number of shares beneficially owned as of March 3, 2003.
<F2>
The Rabbi Trust was transferred from Key to State Street on February 3, 2003 and was not a reportable event. The transaction shown on this form merely reflects the change in Trustees - it is not a sale or acquisition.
<F3>
1 for 1
<F4>
In accordance with the terms and conditions of the Amended FirstEnergy Corp. Deferred Compensation Plan for Directors.

SIGNATURE OF REPORTING PERSON
/s/ Robert B. Heisler, Jr.

DATE
03/04/2003